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COMMAND CENTER OBTAINS $2 MILLION IN DEBT FINANCING

Funds to Be Used to Finance Company’s Expanding Work Base

Post Falls, Idaho - June 27, 2008 - Command Center, Inc. (OTC Bulletin Board: CCNI), an emerging provider of on-demand, reliable labor solutions, today announced it had received $2 million in exchange for a promissory note and warrants issued to Sonoran Pacific Resources, LLP. The company and Sonoran had engaged in a similar transaction in early 2007.

Command management, which recently completed a “modest reorganization” in response to increased insurance costs and a softer economy than it had anticipated entering 2008, said it now expects “improved operating results” as it enters the second half of the year. The funds will be used to provide working capital for the company’s expanding work base, which comes from its core labor solutions business as well as its participation in disaster relief activities currently underway in Iowa. The need for Command’s services is expected to expand along with flood recovery efforts in neighboring states.

According to Glenn Welstad, Command’s Chairman and CEO, “The past few months have required some very tough decisions by management. The assimilation of former franchise operations into Command Center required us to make certain changes in field personnel and, at the same time, close underperforming offices to move us toward our goal of executing a business strategy in which every branch store contributes to profitability.”

The company currently owns and operates 69 Command Labor branch locations, down from 81 stores earlier this year. “The current store base,” continued Mr. Welstad, “forms the nucleus of a strong and stable company going forward. This $2 million short-term loan will allow us to better manage our daily cash flow requirements and facilitate the rapid and efficient assignment of workers in Iowa and in other areas where demand for our services is increasing.”

The interest rate on the Promissory Note is 15 percent per annum. Sonoran Pacific Resources will also be issued three-year warrants for 1,000,000 shares of Command’s common stock, convertible at $.45 per share.

About Command Center, Inc.

The Company provides on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services, as well as other assignments.Additional information on Command Center is available at www.commandonline.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the availability of worker's compensation insurance coverage, the availability of suitable financing for the Company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10KSB filed with the Securities and Exchange Commission on March 28, 2008 and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.